Exhibit 10.3
Jushi Holdings Inc.
Stock Option Grant Notice

Jushi Holdings Inc. (the “Company”), under its Amended 2019 Equity Incentive Plan (the “Plan”), hereby grants to Optionholder an option (the “Option”) to purchase the number of shares of the Company’s common stock (the “Shares”) set forth below. This Option is subject to all of the terms and conditions as set forth in this notice (the “Grant Notice”), in the Option Agreement and in the Plan, both of which are incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Option Agreement will have the same definitions as in the Plan or the Option Agreement. If there is any conflict between the terms in the Option Agreement and the Plan, the terms of the Plan will control.

Optionholder:
Date of Grant:
Vesting Commencement Date:
Number of Shares Subject to Option:
Exercise Price (Per Share):
Total Exercise Price:
Expiration Date:	10 years after grant date

Type of Grant:	¨ Incentive Stock Option	x Nonstatutory Stock Option

Exercise Schedule: Options are exercisable at any time following vesting until the Expiration Date.

Vesting Schedule:

Date	Shares Vested
[]	[]
As of the Date of Grant, the Company hereby grants to the Grantee the Option to purchase Shares on the terms and conditions set out in this Option Agreement.

Payment:	By one or a combination of the following items:

·	By cash, check, bank draft, electronic funds or wire transfer, or money order payable to the Company; or

·	[By a “net exercise” arrangement, whereby Shares that would otherwise be issued on exercise will be deemed exercised but then immediately tendered back to the Company.]

Additional Terms/Acknowledgements: Optionholder acknowledges receipt of, and understands and agrees to, this Grant Notice, the Option Agreement and the Plan.

As of the Date of Grant, this Grant Notice, the Option Agreement and the Plan set forth the entire understanding between Optionholder and the Company regarding the Option and supersede all prior oral and written agreements with respect to the Option. By accepting the Option, Optionholder consents to receive documents governing the Option by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company from time to time.

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Jushi Holdings Inc.		Optionholder:

By:		By:
	Signature		Signature
Name:		Name:
Title:		Date:
Date:

Attachments: Option Agreement, Amended 2019 Equity Incentive Plan

Jushi Holdings Inc.
Option Agreement

Pursuant to your Stock Option Grant Notice (the “Grant Notice”) and this Option Agreement (this “Option Agreement”), Jushi Holdings Inc. (the “Company”) has granted you an option (the “Option”) under its Amended 2019 Equity Incentive Plan (the “Plan”) to purchase the number of shares of the Company’s common stock (the “Shares”) indicated in your Grant Notice at the exercise price indicated in your Grant Notice.

1. Vesting. The Option will vest as provided in your Grant Notice. Vesting will cease, in all events, on the termination of your Continuous Service after taking into account any acceleration that occurs on your termination.

2. Number of Shares and Exercise Price. The number of Shares subject to the Option and the exercise price per Share in your Grant Notice will be adjusted for Capitalization Adjustments as provided in the Plan.

3. Exercise Restriction for Non-Exempt Employees. If you are an Employee eligible for overtime compensation under the United States Fair Labor Standards Act of 1938, as amended (that is, a “Non-Exempt Employee”), and except as otherwise provided in the Plan, you may not exercise your Option until you have completed at least six months of Continuous Service measured from the Date of Grant, even if you have already been an employee for more than six months. Consistent with the provisions of the Worker Economic Opportunity Act, you may exercise the Option as to any vested portion prior to such six month anniversary in the case of (i) your death or Disability or (ii) a Change in Control.

4. Exercise prior to Vesting (“Early Exercise”). If permitted in your Grant Notice (i.e., the “Exercise Schedule” indicates “Early Exercise Permitted”), you may elect at any time that is both during the period of your Continuous Service and during the term of your Option, to exercise all or part of your Option, including the unvested portion of your Option; however:

(a) if the exercise restriction for Non-Exempt Employees applies, this Option may not be exercised until such restriction lapses;

(b) this Early Exercise feature will expire immediately on your termination of Continuous Service, immediately prior to the effectiveness of an IPO and on the closing of any Change in Control;

(c) a partial exercise of your Option will be deemed to cover first vested Shares and then the earliest vesting installments of unvested Shares; and

(d) any Shares so purchased from installments that have not vested as of the date of exercise will be subject to the purchase option in favor of the Company as described in the Company’s form of Early Exercise Stock Purchase Agreement that will result in the same vesting as if no early exercise had occurred.
5. Method of Payment. You must pay the full amount of the exercise price for the Shares subject to the Option that you wish to exercise. If permitted in your grant notice, you may pay the exercise price through one or more of the following:

(a) Provided that at the time of exercise the Shares subject to this Option is publicly traded, using a program consistent with Regulation T, as provided by the United States Federal Reserve Board (or similar program under applicable foreign law) that, prior to the issuance of Shares, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds. This manner of payment is also known as a “broker-assisted exercise,” “same day sale” or “sell to cover.”

(b) By a “net exercise” arrangement pursuant to which the Company will reduce the number of Shares issuable on exercise by the largest whole number of Shares with a Fair Market Value that does not exceed the aggregate exercise price. You must submit an additional payment to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole Shares to be issued.

(c) If permitted by the Board at the time of exercise, by delivery to the Company (either by actual delivery or attestation) of already-owned Shares that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise the Option (or any vested portion thereof), will include delivery to the Company of your attestation of ownership of such Shares in a form approved by the Company. You may not exercise the Option (or any exercisable portion thereof) by delivery to the Company of Shares if doing so would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

(d) By cash, check, bank draft, electronic funds or wire transfer, or money order payable to the Company.

6. Whole Shares. You may exercise the Option (or any vested portion thereof) only for whole Shares.

7. Compliance with Laws. In no event may you exercise the Option (or any vested portion thereof) unless the Shares issuable on exercise are then registered under the Securities Act. The exercise of the Option (or any vested portion thereof) also must comply with all other applicable laws and regulations governing the Option. You may not exercise the Option (or any vested portion thereof) if the Company determines that such exercise would not be in material compliance with such laws and regulations (including any restrictions on exercise required for compliance with Treasury Regulations Section 1.40l(k)-1(d)(3), if applicable).
8. Term. You may not exercise the Option before the Date of Grant or after the expiration of the term of the Option. The term of the Option expires, subject to the provisions of the Plan, on the earliest of the following:

(a) immediately on the termination of your Continuous Service for Cause;

(b) three months after the termination of your Continuous Service for any reason other than for Cause, your Disability or your death (except as otherwise provided in Section 8(d) below); however, if during any part of such three month period the Option is not exercisable solely because doing so would violate the registration requirements under the Securities Act or, if applicable, the comparable securities laws of another jurisdiction, the Option will not expire until the earlier of the Expiration Date or until it has been exercisable for an aggregate period of three months after the termination of your Continuous Service; provided further, that if (i) you are a Non-Exempt Employee, (ii) your Continuous

Service terminates within six months after the Date of Grant and (iii) you have vested in a portion of the Option at the time of your termination of Continuous Service, the Option will not expire until the earlier of (A) the later of (1) the date that is seven months after the Date of Grant, and (2) the date that is three months after the termination of your Continuous Service, and (B) the Expiration Date;

(c) 12 months after the termination of your Continuous Service due to your Disability (except as otherwise provided in Section 8(d) below);

(d) 12 months after your death if you die either during your Continuous Service or within three months after your Continuous Service terminates for any reason other than Cause;

(e) the Expiration Date indicated in your Grant Notice; or

(f) the day before the 10th anniversary of the Date of Grant.

9. Exercise.

(a) You may exercise the vested portion of the Option during its term by (i) delivering a Notice of Exercise (in a form designated by the Company), or making the required electronic election with the Company’s electronic platform (e.g., Siebert) or designated broker (e.g., E*Trade), and (ii) paying the exercise price and any applicable withholding taxes to the Company’s stock plan administrator, or to such other person as the Company may designate, together with such additional documents as the Company may then require.

(b) By exercising the Option you agree that, as a condition to any exercise of the Option, you must enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (i) the exercise of the Option, (ii) the lapse of any substantial risk of forfeiture to which the Shares are subject at the time of exercise or (iii) the disposition of Shares acquired on such exercise.

10. Transferability. Except as otherwise provided in this Section 10, the Option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.

(a) Certain Trusts. On receiving written permission from the Board or its duly authorized designee, and only if doing so does not violate Code Section 409A and applicable securities laws, you may transfer the Option to a trust if you are considered to be the sole beneficial owner (determined under Section 671 of the Code and applicable state or foreign law) while the Option is held in the trust. You and the trustee must enter into transfer and other agreements required by the Company.

(b) Beneficiary Designation. On receiving written permission from the Board or its duly authorized designee, you may, by delivering written notice to the Company, in a form approved by the Company and any broker designated by the Company to handle option exercises, designate a third party who, on your death, will thereafter be entitled to exercise the Option and receive the Shares or other consideration resulting from such exercise. In the absence of such a designation, your executor or administrator of your estate will be entitled to exercise the Option and receive, on behalf of your estate, the Shares or other consideration resulting from such exercise.

11. Option not a Service Contract. The Option is not an employment or service contract, and nothing in the Option, the Grant Notice, this Option Agreement or the Plan will be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in the Option, the Grant Notice, this Option Agreement or the Plan will obligate the Company or an Affiliate, their respective stockholders, boards of directors, officers or employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

12. Withholding Obligations.

(a) At the time you exercise the Option, in whole or in part, and at any time thereafter as the Company requests, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “same day sale” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company and your grant notice), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate that arise in connection with the exercise of the Option.

(b) You may not exercise the Option unless the tax withholding obligations of the Company and any Affiliate are satisfied. Accordingly, you may not be able to exercise the Option when desired even though the Option is vested, and the Company will have no obligation to issue a certificate for Shares unless such obligations are satisfied.

13. Tax Consequences.

(a) No Obligation to Minimize Taxes. You hereby agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You will not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from the Option or your other compensation. In particular, you acknowledge that the Option is exempt from Section 409A only if the exercise price per share specified in the Grant Notice is at least equal to the “fair market value” per Share subject to this Option on the Date of Grant and there is no other impermissible deferral of compensation associated with the Option. Because the Shares are not traded on an established securities market, the Fair Market Value is determined by the Board, which may or may not have been in consultation with an independent valuation firm retained by the Company. You acknowledge that there is no guarantee that the U.S. Internal Revenue Service will agree with the valuation as determined by the Board, and you shall not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates if the Internal Revenue Service asserts that the valuation determined by the Board is less than the “fair market value” as subsequently determined by the Internal Revenue Service.

(b) Early Exercise – 83(b) Election. You also agree that if you exercise this Option prior to vesting as may be permitted above, in connection with that exercise, you wish to file an “83(b) election,” it is entirely your responsibility to timely file that election with the applicable taxing authority and provide a copy of that filing to the Company prior to the end of the calendar year in which you exercise the Option.

(c) 83(i) Election. You also agree that if you are permitted to exercise this Option and make an election under Code Section 83(i), and if, in connection with that exercise, you wish to file an “83(i) election,” it is entirely your responsibility to timely file that election with the applicable taxing authority and provide a copy of that filing to the Company prior to the end of the calendar year in which you exercise the Option.

(d) Golden Parachute Taxes. You also agree that if the benefits provided for in connection with this Option or otherwise payable to you by the Company or any successor thereto (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then your benefits will be either (1) delivered in full or (2) delivered to such lesser extent as would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by you on an after-tax basis, of the greatest amount of benefits, despite that all or some of such benefits may be taxable under Section 4999 of the Code. On the reasonable request of the Company, you agree to execute a waiver of your right to receive that portion of any benefits provided hereunder or otherwise, in a manner that satisfies the stockholder approval requirements under Section 280G(b)(5)(B) of the Code, so that no payment or benefit provided hereunder or otherwise to you will be a “parachute payment” under Section 280G(b) of the Code.

14. Notices. Any notices provided for in the Option, this Option Agreement, the Grant Notice or the Plan will be given in writing and will be deemed effectively given on receipt or, in the case of notices delivered by mail by the Company to you, five days after deposit in the U.S. mail, postage prepaid, addressed to you at the last address you provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and the Option by electronic means or to request your consent to participate in the Plan by electronic means. By accepting the Option, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

15. Governing Plan Document. The Option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of the Option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In addition, the Option (and any compensation paid or Shares issued under the Option) is subject to recoupment in accordance with The Dodd-Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or for a “constructive termination” (or similar term) under any agreement with the Company.
16. Effect on Other Employee Benefit Plans. The value of the Option will not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify or terminate any of the Company’s or any Affiliate’s employee benefit plans.

17. Voting Rights. You will not have voting or any other rights as a stockholder of the Company with respect to the Shares to be issued pursuant to the Option until such Shares are issued to you. On such issuance, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in the Option, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

18. Severability. If all or any part of this Option Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Option Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Option Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
19. Miscellaneous.

(a) The rights and obligations of the Company under the Option will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b) You agree on request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of the Option.

(c) This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Nevada.

(d) The Parties hereto irrevocably and unconditionally submit to the exclusive jurisdiction of any state or federal court sitting in Clark County, Nevada over any suit, action or proceeding arising out of or relating to this Agreement. Service of any process, summons, notice or document by U.S. registered mail sent to the address of Optionholder above for receipt of notices shall be effective service of process for any action, suit or proceeding brought pursuant to this Agreement. The parties hereto irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any suit, action or proceeding brought in any such court shall be conclusive and binding upon the parties and may be enforced in any other courts to whose jurisdiction a party is or may be subject, by suit upon such judgment.

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This Option Agreement, together with any appendix attached hereto that addresses local or foreign legal requirements, will be deemed to be signed by you on the signing by you of the Grant Notice to which it is attached.

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